ROTENBERG & CO. LLP
Certified Public Accountants
585.295.2400 ◆ 585.295.2150 (fax)
1870 Winton Road South ◆ Rochester, NY 14618 ◆ www.rotenbergllp.com

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
and Stockholders
SORL Auto Parts, Inc.
and Subsidiaries
Ruian City, Zhejiang Province
People's Republic of China

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 333-129133) of SORL Auto Parts, Inc. of our report dated March 27, 2008, with respect to the consolidated financial statements of SORL Auto Parts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
July 22, 2008